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                                                                    EXHIBIT 10.4


                               MANUGISTICS, INC.
                              9715 KEY WEST AVENUE
                              ROCKVILLE, MD 20850

                       TERMINATION OF EMPLOYMENT AGREEMENT

DATE PRESENTED: December 13, 2002


This Termination of Employment Agreement ("Agreement") is entered into by Manugistics, Inc. ("Manugistics" or the "Company") and Terrence A. Austin ("you"). We both agree that your employment relationship with Manugistics will terminate as of the close of business on your Termination Date (as defined below), and both you and Manugistics agree to set forth the terms and conditions upon which the employment relationship is to be terminated. You also agree that you have received valuable and sufficient consideration for entering into this Agreement. The parties agree to the following terms:

1. TERMINATION DATE.

You must sign and deliver this Agreement to Manugistics on or before your last day of work, January 5, 2003. This is your Termination Date. Effective on your Termination Date, you hereby resign from all employment, offices and directorships which you hold with Manugistics and its affiliated and subsidiary companies, including, without limitation, Manugistics Group, Inc.

2. REASON FOR TERMINATION.

We both agree that the termination of your employment is due to your voluntary resignation.

3. TRANSITION ASSISTANCE AND VACATION PAY.

You agree to provide reasonable transition assistance to Manugistics until January 5, 2004. As of your Termination Date, you do not have any unpaid or unused vacation time. You will not accrue any vacation or sick leave benefits after your Termination Date. Manugistics will also require you to pay: (a) all business related amounts due from you to Manugistics; and (b) the value of any Manugistics business property that you do not return to Manugistics within a reasonable period of time following your Termination Date. You agree to promptly pay to Manugistics the net proceeds arising from the sale of the furnishings, appliances and housewares in your French residence.

4. WAIVER OF REPAYMENT OF RELOCATION COSTS AND RELOCATION ALLOWANCE; INDIVIDUAL RESPONSIBILITY FOR RELOCATION COSTS FROM FRANCE BACK TO THE UNITED STATES.

You agree that pursuant to your Assignment letter dated October 12, 2001, Manugistics has the right to require you to reimburse Manugistics for relocation costs and relocation allowance paid for by Manugistics in relocating you from the United States to France. In light of your service to Manugistics, Manugistics hereby waives its rights regarding any repayment of such relocation costs and allowance. However, you agree that Manugistics shall in no manner be responsible for any costs of movement or relocation from France to the United States or any other place and all such costs, including any damage claims therefrom, shall be borne by you individually, unless otherwise documented in a writing signed by Manugistics and you.


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5.  BENEFITS.

All company provided benefits including, but not limited to those benefits contained in your October 12 Assignment Letter will cease as of your Termination Date. Notwithstanding this, Manugistics agrees to pay for a tax professional to prepare your tax returns for 2002 and 2003, and to provide for tax equalization for 2002 and 2003.

This Agreement will not affect any rights or obligations you have otherwise accrued under Manugistics' benefit plans, including Manugistics Health Insurance Plans, Life Insurance, Accidental Death and Dismemberment Insurance(ADD), Long Term Disability Insurance(LTD), Executive Life Insurance and the Manugistics, Inc. 401(k) Retirement Savings Plan. The terms of those Plans shall control the termination of benefits under those plans. You may be eligible for unemployment compensation to the extent state law allows.

Following your Termination Date, or any earlier date for a qualifying event, you will be able to continue, at your expense, your company health insurance benefits as set forth under COBRA, and your company Exec-U-Care health benefits.

To be eligible for COBRA, you must complete a timely COBRA coverage enrollment request. You will have sixty days from your Termination Date to elect COBRA. Group Benefit Services (GBS) will send the COBRA enrollment request form directly to you.

Following your Termination Date, under COBRA law, you will be responsible for payment of the full premium and administrative costs. You may also be eligible to have the California Department of Health Services pay your insurance premiums if you have certain high cost medical conditions. For more information regarding this subject, please consult the Department of Health Services "Health Insurance Premium Payment Program" Fact Sheet provided to you with your COBRA notification forms.

Your Executive Life Insurance policy will continue to be paid until your Termination Date. If you want to participate in the standard Life/ADD Insurance and Long-Term Disability insurance, you may be eligible to transfer the existing policy into an individual policy.

As of your Termination Date, you will no longer be able to participate by adding new payroll contributions to the Manugistics, Inc. 401(k) Retirement Savings Plan; your existing plan, however, shall remain intact. As of your Termination Date, you will no longer be able to participate in the Manugistics Employee Stock Purchase Plan. (ESPP)

6. CONDITION PRECEDENT.

All obligations of Manugistics under this Agreement are conditioned upon your compliance with your obligations herein, except as otherwise required by law.

7. TERMINATION PROCEDURE.

You will comply with the duties and responsibilities, including, but not limited to: return of company property noted in Manugistics' termination procedures set forth in the on-line Employee Encyclopedia and which the parties agree are a part of this Agreement.



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8. MUTUAL RELEASE OF CLAIMS.

Employee Release. You hereby release Manugistics and its directors, officers, and employees and agents, and any parent, subsidiaries or related corporations, and all of their current and former shareholders, directors, officers, employees, and agents (collectively referred to as "the Company" in this paragraph), from all claims, liabilities, obligations, promises, agreements, controversies, and damages of any nature and kind, known or unknown, attributable to or otherwise arising from any alleged conduct or practices by any of the foregoing parties related to your employment relationship with the Company, and specifically in connection with the termination of your employment.

This Release specifically includes any and all claims of alleged employment discrimination under the Age Discrimination in Employment Act, as amended, 29 U.S.C. ***621 et seq., the Fair Employment Practices Act, as amended, Art. 41 B, *** 1 et seq. (Annon. Code Md.), Title VII of the 1964 Civil Rights Act, as amended, 42 U.S.C. *** 2000 (e) et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. *** 1001 et seq., and any other federal, state or local statue, rule or regulation, as well as any claims for negligent or intentional infliction of emotional distress, breach of contract, fraud or any other unlawful behavior, the existence of which are specifically denied.

This Release is not and shall not in any way be construed as an admission by the Company or any of its current or former shareholders, directors, officers, employees and agents of any wrongful or unlawful acts or of any breach of any agreement whatsoever.

You further agree, promise and covenant that neither you, nor any other person acting on your behalf, will file an administrative or judicial action for damages or other relief (including injunctive, declaratory, monetary relief or other) against the Company or any of its current or former officers, directors, shareholders, employees or agents relating to any matter related to your employment occurring in the past up to the date of this Agreement or involving any continuing effects of actions or practices which arose prior to the date of this Agreement, or involving and based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement, except as otherwise permitted by law.

The parties intend and agree that this Agreement shall be effective as a full and final accord and satisfaction and general release of and from all of the claims released in this Agreement (the "Released Claims.") In furtherance of this intention and Agreement, the parties acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

1542. CERTAIN CLAIMS NOT AFFECTED BY A GENERAL RELEASE.

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each party hereby waives any and all rights it has, or may have, under California Civil Code Section 1542 (or any successor section) with respect to the Released Claims. In connection with this waiver, the parties acknowledge that they are aware that they may hereafter discover claims

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presently unknown or unsuspected, or facts in addition to or different from those which they now know or believe to be true, with respect to the subject matter of this Agreement. Nevertheless, each party reaffirms that by entering into this Agreement, and having had the opportunity to seek the advice of its own independently selected counsel, such party intends to release fully, finally and forever the Released Claims.

Notwithstanding any other provision to the contrary, this Agreement shall not release any claim that you may have for violation of the provisions of this Agreement, for wages indisputably due or to become due unless the Company has already paid those wages, for worker's compensation benefits or for state unemployment insurance.


Employer Release. Manugistics hereby releases you from all claims, liabilities, obligations, promises, agreements, controversies, and damages of any nature and kind, known or unknown, attributable to or otherwise arising from any alleged conduct or practices by you related to your employment relationship with the Company.

9. NONINTERFERENCE.

You agree to maintain a cooperative attitude toward Manugistics, to voluntarily resign all positions with the Company, and promptly and cooperatively assist in the execution of documents and paperwork regarding this, not to disrupt Manugistics' ongoing business, and not to make disparaging remarks about Manugistics. You agree to act in good faith in your conduct and to refrain from any involvement in the business affairs of Manugistics except as provided in this section or expressly directed by Greg Owens. You also agree to be available at reasonable times and with reasonable advance notice, after your Termination Date until January 5, 2004, to the extent that Manugistics reasonably finds necessary. If you receive any questions concerning the daily business affairs of Manugistics; including questions from customers of Manugistics, you agree to promptly refer them to Greg Owens.

10. REAFFIRMATION OF YOUR OBLIGATIONS.

You agree to reaffirm the obligations under the Manugistics Employee Code of Conduct and the Manugistics Conditions of Employment, including, but not limited to Non-solicitation of Manugistics employees and Manugistics customers and confidentiality and trade secret provisions to which you have been bound since your first day of employment by Manugistics. Receipt of Manugistics benefits, as provided in this Agreement, is subject to your full compliance with the Manugistics Code of Conduct and Conditions of Employment.

11. ENTIRE AGREEMENT.

This Agreement is the entire agreement between the parties with regard to your employment with Manugistics, and the termination of your employment, and supersedes all prior and contemporaneous oral and written agreements and discussions between you and Manugistics relating to your employment or termination. This Agreement may be amended only by a written agreement signed by all of the parties.

12. PRESS RELEASE.

Notwithstanding any other provision to this Agreement, you further acknowledge and agree that Manugistics is entitled to discuss your termination on its Earnings Call on December 19, 2002,



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and to issue a press release announcing your departure from Manugistics, and to otherwise fulfill its obligations under applicable SEC and NASDAQ rules and regulations.

13. SEVERANCE AND OPTIONS

In accordance with your Offer Letter dated June 3, 1999, and as the termination of your employment is due to your voluntary resignation, you will not receive severance pay or bonus pay following your Termination Date. Vesting of your options will be in accordance with their existing terms and the terms of the plans under which they were granted.

As additional consideration for your entering into this Agreement, the exercise period for those options which have, on the date this Agreement is fully executed, an exercise price equal to or higher than the fair market value of the stock underlying the options is hereby extended. You will have a period of seven
(7) months (which is comprised of 30 days following Termination under the Stock Option Plan plus an additional six (6) months) following your Termination Date in which to exercise those options.


14. ACKNOWLEDGMENT OF UNDERSTANDING.

YOU AGREE THAT YOU HAVE READ AND FULLY UNDERSTAND AND AGREE WITH THE TERMS OF THIS AGREEMENT. YOU ALSO AGREE THAT YOU HAVE NOT BEEN COERCED IN ANY MANNER WITH REGARD TO THIS AGREEMENT, AND HAVE AGREED TO THESE TERMS AFTER FULL AND FAIR NEGOTIATION.

15. EFFECTIVE DATE

You hereby acknowledge that you have been given 21 days from the time you received this Agreement to consider whether to sign it. THIS AGREEMENT WILL BE WITHDRAWN IF NOT ACCEPTED BY YOU, IN WRITING, AND DELIVERED TO MANUGISTICS BY CLOSE OF BUSINESS ON JANUARY 5, 2003. If you have signed this agreement before the end of those 21 days, it is because you freely chose to do so after carefully considering the terms of this Agreement and, if desired, consulting with your attorney. WE RECOMMEND THAT THAT YOU CONSULT WITH YOUR ATTORNEY REGARDING THE LEGAL EFFECT OF THIS AGREEMENT. You further shall have seven (7) days from the date of execution of this Agreement to change your mind and revoke the Agreement, in which case any commitments made by Manugistics in connection with this Agreement shall be deemed null and void. The effective date of this Agreement shall be the eighth day following your execution of this Agreement, assuming the Agreement is not revoked by that time, and no payments under this Agreement shall be made until that time.


PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

In WITNESS HEREOF, and intended to be legally bound hereby, the parties hereto have executed or caused to be executed by duly authorized representatives this Agreement as the date first above written.

This Agreement is agreed to and accepted by:


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YOU:                                        MANUGISTICS, INC:

By: /s/ Terrance A. Austin                  By: /s/ Raghavan Rajaji
    (Signature)                                           (Signature)

Print Name: Terrance A. Austin_             Print Name: Raghavan Rajaji

Title: President, European Operations       Title: Executive Vice President and
                                            Chief Financial Officer

Date Signed: January 3, 2003                Date Signed: January 3, 2003



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